Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 filed by Forest Oil Corporation of our reports dated February 27, 2007, with respect to the consolidated financial statements of Forest Oil Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006,  Forest Oil Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
August 23, 2007